Exhibit 99.1

Online Vacation Center Holdings Corp. Announces 2008 Results

PLANTATION, Fla.--(BUSINESS WIRE)--Online Vacation Center Holdings Corp. (OTCBB:ONVC) announced its results for the year ended December 31, 2008 today.

Net Revenues from Continuing Operations

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Net revenues from continuing operations increased by $467, 952 to $9,792,338 for the year ended December 31, 2008, or 5% more than the same period in the prior year. The increase in net revenues from continuing operations was primarily attributable to an increase in publishing revenue.

Operating Income from Continuing Operations

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Operating income from continuing operations increased by $938, 206 to $1,192,310 for the year ended December 31, 2008, or 369% more than the same period in the prior year. The increase is attributable to an increase in net revenues and a decrease in sales and marketing expense offset by an increase in general and administrative, depreciation and amortization expenses.

Income from Continuing Operations

•	Income from continuing operations increased by $508,939 to $614,178 for the year ended December 31, 2008, or 484% more than the same period in the prior year.

Net Income and Earnings Per Share

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Net income increased by $537,524 to $494,904 for the year ended December 31, 2008. Weighted average shares outstanding – basic and diluted decreased to 17,562,316 shares respectively, for the year ended December 31, 2008. Earnings per share – basic and diluted were $0.03 per share, respectively.

About Online Vacation Center Holdings

Online Vacation Center Holdings Corp. is a Florida holding company, focused on building a network of diversified vacation marketers with a wide range of products that can be cross-sold to an extensive customer base. Online Vacation Center Holdings Corp. is one of the country's largest cruise retailers. Its portfolio of travel companies, including Online Vacation Center, Dunhill Vacations News and Curves Travel, allows customers to research, plan and purchase a vacation. The Company, based in Plantation, Florida, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, assumptions and projections about Online Vacation Center Holdings Corp. ("ONVC") and its industry. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: business and economic conditions, growth trends in the travel industry; variation in customer demand for ONVC's products and services, our dependency on travel providers for their inventory and other risks described in ONVCs Annual Report on Form 10-KSB for fiscal 2007 filed with the SEC on March 28, 2008 and in other SEC filings. Any forward-looking statements are based on management's beliefs as of the date of this press release and we undertake no obligation to update these statements for any reason, even if new information becomes available.

ONLINE VACATION CENTER HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

For the Year Ended December 31, 2008 2007

NET REVENUES	$ 9,792,338	$ 9,324,386

OPERATING EXPENSES:
Selling and marketing	3,016,036	3,680,837
General and administrative	5,172,967	5,126,479
Depreciation and amortization	411,025	262,966

OPERATING INCOME	1,192,310	254,104

Interest (expense), net	(24,355)	(15,454)

Income from continuing operations before provision for income taxes	1,167,955	238,650

Provision for income taxes	553,777	133,411

Income from continuing operations	614,178	105,239

DISCONTINUED OPERATIONS:

Loss from discontinued operations of Phoenix
International Publishing, LLC, net of tax	(119,274)	(147,859)

NET INCOME (LOSS)	$ 494,904	$ (42,620)

EARNINGS PER SHARE - Basic
Income from continuing operations	$ 0.03	$ 0.01
(Loss) from discontinued operations	(0.01)	(0.01)
Net Income	$ 0.03	$ -

Weighted average shares outstanding - Basic	17,562,316	18,483,950

EARNINGS PER SHARE - Diluted
Income from continuing operations	$ 0.03	$ 0.01
(Loss) from discontinued operations	(0.01)	(0.01)
Net Income	$ 0.03	$ -

Weighted average shares outstanding - Diluted	17,562,316	18,968,552

ONLINE VACATION CENTER HOLDINGS CORP. CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 1,693,447	$ 1,189,042
Accounts receivable, net	1,236,109	1,053,556
Deposits and prepaid items	733,000	738,958
Deferred tax asset, net	27,672	1,665
Current assets held for sale	-	504,088
Total Current Assets	3,690,228	3,487,309

Restricted cash	63,000	351,243
Property and equipment, net	140,285	127,548
Deferred tax asset, net	-	431,317
Intangible assets, net	1,116,613	988,466
Goodwill	1,754,279	1,754,279
Other assets	58,306	-
Long lived assets held for sale	-	1,909,274
Total Assets	$ 6,822,711	$ 9,049,436

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 1,041,608	$ 980,078
Deferred revenue	1,989,929	2,384,720
Notes payable and capital lease obligations, current portion	120,287	427,686
Current liabilities held for sale	-	42,682
Total Current Liabilities	3,151,824	4,335,166

Notes payable and capital lease obligations	131,609	182,074

Deferred tax liability	75,461	-

Non current liabilities available for sale	-	302,176

Total Liabilities	3,358,894	4,819,416

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, 1,000,000 shares authorized at $.0001 par value; 0 shares issued and outstanding	-	-
Common stock, 80,000,000 shares authorized at $.0001 par value; 17,252,777 and 18,492,977 shares issued and outstanding	1,725	1,849
Additional paid-in capital	4,392,963	5,628,318
Accumulated deficit	(905,243)	(1,400,147)
Treasury stock at cost; 44,300 shares	(25,628)	-
Total Stockholders' Equity	3,463,817	4,230,020
Total Liabilities and Stockholders' Equity	$ 6,822,711	$ 9,049,436